Exhibit 10.2

AGREEMENT FOR

SERVICE

THIS AGREEMENT FOR SERVICE (this "Agreement") dated this 1 st day of June, 2011

BETWEEN

Fresh Start Private Inc. of 999 N Tustin Ave Suite 16, Santa Ana, California,

92705 (the "Customer")

OF THE   FIRST PART

AND

Start Fresh Alcohol Recovery Clinic, Inc. /Dr. Lucien Alexander of 999 N Tustin Ave

Suite 17, Santa Ana, California, 92705 (the "Service Provider")

OF THE SECOND   PART

 BACKGROUND:

A.	The Customer is of the opinion that the Service Provider has the necessary qualifications, experience and abilities to provide services to the Customer.

B.	The Service Provider is agreeable to providing such services to the Customer on the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follows:

Services Provided

1.

     The Customer hereby agrees to engage the Service Provider to provide the Customer with services (the "Services") in its Santa Ana Clinic (the " Cl inic"), consisting of providing consultations for insurance patients Health and Physical Reports and assessment to determine if the patient is a candidate for receiving a Naltrexone Implant, if patient qualifies as a candidate, services shall be provided to include the implant procedure itself and any postoperative care. The "Service Provider" agrees to help teach other Doctors that may be contracted by the "Customer" on how to do the implant procedure. The "Service Provider" agrees to give at least 3 days a week to provide services to "the customer's" referrals for treatment in the "Service Providers" Santa Ana clinic. The "Service Provider” will agree to b e a strong advocate for the Fresh Start Private program when required , i.e., when dealing with the insurance companies, The Services will also include any other tasks which the parties may agree on. The Service Provider hereby agrees to provide such Services to the Customer.

1.1

     The Service Provider understands that the "Customer" is responsible for all payments for customary operating expenditures of the Clinic and will also administer the collection of the receivables for the Santa Ana Clinic from which the ''Service Provider" operates, see Section 8 under Provision of Extras.

1.2	The Customer agrees to give the Service Provider the first right of refusal for services in the Santa Ana Clinic.

Term of Agreement

2.	The term of this Agreement will begin on the date of this Agreement and will continue indefinitely until terminated as provided in this Agreement.

3.	In the event that either party wishes to terminate this Agreement, that party will be required to provide a notice period of 30 days.

4.

     Except as otherwise provided in this Agreement, the obligations of the Service Provider will terminate upon the earlier of the Service Provider ceasing to be engaged by the Customer or the termination this Agreement by the Customer or the Service Provider.

Performance
5.	The parties agree to do everything necessary to ensure that the terms of this Agreement take effect.

Compensation
6.	It is agreed that the customer, for the services rendered by the Service Provider as required by this Agreement, shall pay to the Service Provider compensation in one of the following three basis:

a)   $1,400.00 for Cash Patients payable on the day of the procedure

b)   "The customer" shall agree to issue payment of $2,500 to the service provider when the claim is processed and payment has been received from the insurance companies or

c)   If agreed upon by both parties, $1 , 400.00 for Insurance Patients shall be paid to the "Service Provider" on the day of the procedure

6.1

     This compensation will be payable in accordance to   the terms described above while this Agreement is in force. Once payment is issued it will constitute full and final payment for the individual patient treated/referred.

6.2	The Customer is entitled to deduct from the Service Provider's compensation any applicable deductions and remittances as required by law.

Additional Compensa tion

7.

        The Service Provider understands that the Service Provider's compensation as provided in this Agreement will constitute the full and exclusive monetary consideration and compensation for all services performed by the Service Provider and for the performance of all the Service Provider ’ s promises and obligations under this Agreement.

7.1

     The Customer agrees to pay to the provider a one-time fee of $36,000 as a Medical Directorship fee to be paid in two installments, first on the receipt of funds from the second insurance company payment and a second after the 10 th insurance payment is received by the customer. The payment of the Medical Directorship fee shall be paid to the Service Provider as follows:

        a) $1,000.00 per procedure done by the provider for insurance claim patients subject to receipt of payment by the insurance companies or

b) A monthly fee of $5,000 per month subject to payment by the insurance companies.

Provision of Extras

8.

     The Customer agrees to provide, for the use of the Service Provider for providing the Services, the following extras: Client Referrals, Naltrexone Implant, Marketing Fees, Office Rent, Office Supplies, Medical Malpractice Insurance, Advertising, Staffing, Medical Supplies, Medical Equipment and Accounting services. Therefore all monies received in the form of cash, credit, financing, checks from the patients, checks from the insurance companies or wire transfers shall be immediately remitted to "The customer".

Reimbursement of Expenses
9.	The Service Provider will not be reimbursed for expenses incurred by the Service Provider in connection with providing the Services of this Agreement.

Performance Penalties

10.	No performance penalty will be charged if the Service Provider does not perform the Services within the time frame provided by this Agreement.

Confidentiality

11.

    The Service Provider agrees that they will not disclose, divulge, reveal, report or use, for any purpose, any confidential information with respect to the business of the Customer, which the Service Provider has obtained, except as may be necessary or desirable to further the business interests of the Customer. This obligation will survive indefinitely upon termination of this Agreement.

Non-Competition
12.

      Other than with the express written consent of the Customer, which will not be unreasonably withheld, the Service Provider will not, during the continuance of this Agreement or for a period of five years after the termination of this Agreement, be directly or indirectly involved with a business which is in direct competition with the particular business line of the Customer, divert or attempt to divert from the Customer any business the Customer has enjoyed, solicited, or attempted to solicit, from other individuals or corporations, prior to termination of this Agreement.

Non-Solicitation

13.

     Any attempt on the part of the Service Provider to induce or cause to leave the Customer's employ or any effort by the Service Provider to interfere with the Customer's relationship with its employees or other service providers would be harmful and damaging to the Customer.

14.

     The Service Provider agrees that during the term of this Agreement and for a period of five years after the end of the Term of this Agreement, the Service Provider will not in any way directly or indirectly:

a)	Induce or attempt to induce any employee or other service provider of the Customer to quit employment or retainer with the Customer;

b)	Otherwise interfere with or disrupt the Customer's relationship with its employees or other service providers;

c)	Discuss employment opportunities or provide information about competitive employment to any of the Customer's employees or other service providers; or

Ownership of Materials

15.     All materials developed, produced, or in the process of being so under this Agreement, will be the property of the Customer. The use of the mentioned materials by the Customer will not be restricted in any manner.

16.     The Service Provider may retain use of the said materials and will not be responsible for damages resulting from their use for work other than services contracted for in this Agreement.

        Return of Property

17.	Upon the expiry or termination of this Agreement, the Service Provider will return to the Customer any property, documentation, records, or confidential information which is the property of the Customer.

Assignment

18.	The Service Provider will not voluntarily or by operation of law assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Customer.

Modification of Agreement
19.

     Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorized representative of each party.

Notice

20.	All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the parties of this Agreement as follows:

Fresh Start Private Inc

999 N Tustin Ave Suite 16, Santa Ana, California, 92705

Fax Number: 888-603-2210

Email: fspinc@gmail.com

Start Fresh Alcohol Recovery Clinic /Dr Lucien Alexander

999 N Tustin Ave Suite 17, Santa Ana, California, 92705

or to such other address as to which any Party may from time to time notify the other.

Costs and Legal Expenses

21.

     In the event that legal action is brought to enforce or interpret any term of this Agreement, the prevailing party will be entitled to recover, in addition to any other damages or award, all reasonable legal costs and fees associated with the action.

Time of the Essence

22.	Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.

Entire Agreement

23.	It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

Limitation of Liability

24.

      It is understood and agreed that the Service Provider will have no liability to the Customer or any other party for any loss or damage (whether direct, indirect, or consequential) which may arise from the provision of the Services.

Indemnification

25.

      Each party to this agreement agrees, to the extent permitted by applicable law, to indemnify and hold harmless the other party, including their employees and agents from every claim, demand or suit which may arise out of, be connected with or be made by reason of the other party's failure to meet the provision of the Services of this Agreement, Notwithstanding the preceding sentence, this indemnification shall not cover any claim, demand, or suit based on the willful misconduct or fraud of either party 7 or it's employees. Either party shall at its own expense and risk, defend or at its option settle, any court proceeding, that may be brought against it, This provision of this section shall survive the expiration or termination of this agreement.

Enurement

26.	This Agreement will enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and permitted assigns.

Currency

27.	Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in United States dollars.

Titles/Headings

28.	Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement.

Gender

29.	Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Governing Law

30.

      It is the intention of the parties to this Agreement that this Agreement and the performance under this Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the State of California, without regard to the jurisdiction in which any action or special proceeding may be instituted.

Dispute Resolution

31.	In the event a dispute arises out of or in connection with this Agreement the parties will attempt to resolve the dispute through friendly consultation.

If the dispute is not resolved within a reasonable period then any or all outstanding issues may be submitted to mediation in accordance with any statutory rules of mediation. If mediation is not successful in resolving the entire dispute or is unavailable, any outstanding issues will be submitted to final and binding arbitration in accordance with the laws of the State of California. The arbitrator's award will be final, and judgment may be entered upon it by any court having jurisdiction within the State of California.

Severability

32.

      In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

Waiver

33.

      The waiver by either party of a breach, default, delay or omission of any of the provisions of this Agreement by the other party will not be construed as a waiver of any subsequent breach of the same or other provisions.

Additional   Provisions

 34.        The Customer relationship with Service Provider is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to create a Partnership, agency, joint venture or employment relationship. The Service Provider will not be entitled to any of the benefits that the Customer may make available to its employees, including, but not limited to, group health or life insurance, or retirement benefits. The "interested party" is not authorized to make any representation, contract or Commitment on behalf of the "pri ncipal” unless specifically requested or authorized in writing to do so by a Fresh Start Private manager. The Service Provider is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any Federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. The Service Provider is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of the Service Provider's compensation will be subject to payroll taxes. The Customer will regularly report amounts paid to the Service Provider by filing Form 1099-M1SC with the Internal Revenue Service.

IN WITNESS WHEREOF the parties have duly executed this Service Agreement this 1 st day of June, 2011.

SIGNED, SEALED AND DELIVERED

in the presence of Start Fresh Alcohol Recovery Clinic/Dr Lucien Alexander per: (Corp seal) Witness Fresh Start Private Inc